Exhibit 10.9
SWIFT CORPORATION
2010 PERFORMANCE BONUS PLAN
[Effective January 1, 2010]
1. Establishment and Purpose of Plan
     Swift Corporation, a Nevada corporation (“Company”) hereby establishes this 2010 Performance Bonus Plan (“Plan”). The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified employees and to provide such employees with additional performance-based financial incentives to promote the success of the Company.
     Unless otherwise specified, capitalized terms used in this Plan are defined in Section 8.
2. Eligibility and Participation
     The Company will determine which employees or categories of employees are eligible to participate in the Plan, and the terms of such participation, as provided in this Plan. Participation in the Plan during the Performance Period does not guarantee continued employment or participation in any subsequent bonus or other compensation plan. Generally, as a condition of eligibility, an employee must have active, full-time status as an employee, have signed an alternative dispute resolution (ADR) agreement, and have been employed prior to the beginning of the Performance Period (except in the case of new employees whose participation in the Plan is explicitly provided for in an offer letter or, except in the case of any officer or executive vice president, any other written determination by the Company). Drivers and driver recruiters are not eligible to participate in this Plan. Participants must be employed by the Company on the Payout Date in order to be eligible for Actual Bonus Payouts. A Participant will not be considered to be employed by the Company unless he is actually working for the Company on the Payout Date or he is not working on that date due to a regularly scheduled day off, holiday, sick leave or vacation day.
3. Performance Measures and Goals; Targeted Bonus Payouts
     The Compensation Committee has established (a) Performance Goals that must be achieved for Participants to receive Bonus Payouts for the Performance Period, (b) the weighting assigned to each Performance Goal, and (c) threshold, target, and maximum targets for each Performance Goal, as described in Schedule A to this Plan. As soon as practicable after the end of the Performance Period (but in any event, within 60 days), the Compensation Committee, in its sole and complete discretion, will certify whether and to what extent the Performance Goals have been attained for the Performance Period.

     The Compensation Committee has established Targeted Bonus Payouts for each of the Company’s executive officers, and the Company’s management has established Targeted Bonus Payouts for all other Participants, under the Plan.
4. Actual Bonus Payouts
     Actual Bonus’ Payouts to individual Participants will be determined by the Company based upon the achievement of the Performance Goals, as certified by the Compensation Committee, as well as on a variety of other factors determined and measured by management including, but not limited to, overall team performance, terminal or department performance, and individual performance. Actual Bonus Payouts to the Company’s executive officers must be approved by the Compensation Committee. As soon as practicable after the end of the Performance Period (but in any event, within 75 days), the Actual Bonus Payouts, if any, shall be paid. The Company will document the Actual Bonus Payouts, if any, that are determined by management and paid to the Participants.
     Any Participant who would otherwise be eligible to receive a Bonus Payout but who is not employed on the Payout Date will forfeit his or her Actual Bonus Payout unless that Participant is entitled to a pro-rated portion of his or her Actual Bonus Payout according to the terms of his or her employment or other written agreement with the Company.
5. Administration; Oversight and Interpretation
     The Company is responsible for the administration of the Plan, and may establish such rules and procedures as it deems necessary or advisable for this purpose. The Compensation Committee is responsible for establishing the Performance Goals, weightings, and targets under the Plan, as provided in Section 3, and for the oversight of the Plan. The Company will establish an Appeals Committee, consisting of two or more persons, to review and consider any and all Participant claims arising under the Plan with respect to which prior determinations made by the Company have been appealed by the Participant.
     Except as provided below, the Appeals Committee will have full authority to interpret the Plan and to make determinations under the Plan, and all such determinations will be final and conclusive for all purposes and upon all persons. Notwithstanding the foregoing, the Compensation Committee shall have the sole authority to interpret all of the provisions of the Plan and to make determinations having to do with the establishment or certification of the Performance Goals, the application of the Plan to the Company’s executive officers, or any claim made by an executive officer; the interpretations and determinations made by the Compensation Committee will be final and conclusive for all purposes and upon all persons.

     No member of the Appeals Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Appeals Committee, each member of the Compensation Committee, and each other employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated from and against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the approval of the Compensation Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.
6. Adoption, Amendment and Termination
     This Plan has been adopted by the Company, with the approval of the Compensation Committee. The Company may, at any time, with the approval of the Compensation Committee, amend, modify, suspend, or terminate the Plan, including any amendment deemed necessary or desirable to correct any defect or to rectify an omission or to reconcile any inconsistency in the Plan or in any Targeted or Actual Bonus Payout, provided that stockholder approval of such amendment is obtained if required by Section 162(m) of the Code or of the applicable rules of any stock exchange. No amendment, modification, suspension or termination of the Plan may in any manner affect Performance Goals previously certified by the Compensation Committee as having been attained, or Actual Bonus Payouts previously approved by the Compensation Committee, without the consent of the Participant, unless the Compensation Committee has made a determination that an amendment or modification is in the best interests of the Company and of all of the Participants. If this Plan is subject to Section 162(m) of the Code, none of the Performance Goals may be modified once they have been established, and no amendment or modification may result in an increase in the amount of an Actual Bonus Payment to any of the Company’s executive officers.
7. Miscellaneous
          (a) The Plan and all determinations made and actions taken under the Plan will be governed by the laws of the State of Arizona and construed in accordance therewith.
          (b) Prior to pursuing any equitable or legal action, any individual who believes that he is entitled to an Annual Incentive payment under the terms of this Plan must follow these procedures.

          (i) Within 30 days after the Company has determined and communicated the amounts of the Actual Bonus Payouts, if any, to Participants, any Participant who disagrees with the Company’s determination of the Participant’s Actual Bonus Payout or of any other matter in connection with the Plan must file, in writing, a written statement with the Appeals Committee, setting forth the amount that the Participant believes should be paid to him and the basis and underlying facts supporting such belief. If a Participant does not file a written statement with the Appeals Committee within such 30-day period, the Appeals Committee’s determination shall be deemed final, conclusive, and uncontestable.
          (ii) If a written statement is timely filed with the Appeals Committee, it shall review the written statement and shall determine, in its sole and complete discretion, whether to confirm the Company’s prior determination or modify, in whole or in part, that prior determination. This review shall occur within 30 days following the Appeals Committee’s receipt of the Participant’s written statement. The Appeals Committee will provide the Participant with written notice of its decision within 15 days following the end of the 30-day review period.
          (iii) If the Participant’s request is denied in whole or in part, the Participant may pursue applicable equitable or legal remedies; provided, however, that:
          (A) Any such action must be brought within 12 months of the date on which the Participant receives the Appeals Committee’s written notice referred to in paragraph (ii) above;
          (B) Any such action must be brought in the Maricopa County Superior Court in the State of Arizona; and
          (C) In any such action, the Appeals Committee’s determination (including but not limited to interpretation of Plan provisions and any findings of fact) shall be treated as final and not subject to “de novo” review unless shown to be arbitrary and capricious.
     (c) The Company will have the right to deduct from all Actual Bonus Payouts any taxes required to be withheld with respect to such payments.
     (d) Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his employment by the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment.

8. Definitions
     (a) “Actual Bonus Payout” means the bonus payment determined by the Company’s management to be payable to a Participant.
     (b) “Appeals Committee” means the committee established on behalf of the Company by the Company’s Chief Executive Officer, for the purpose of hearing the appeals of claims arising under this Plan.
     (c) “Board” means the Board of Directors of Swift Corporation.
     (d) “Company” means Swift Corporation, a Nevada corporation, and its subsidiaries and successors.
     (e) “Compensation Committee” means the Compensation Committee of the Board (or a subcommittee of therof).
     (f) “Payout Date” means the date, not later than 75 days after the end of the Performance Period, on which Actual Bonus Payouts are paid to Participants. The Company may, in its discretion, make partial Actual Bonus Payouts during or after the Performance Period, but prior to the Payout Date.
     (g) “Performance Goal(s)” means one or more performance goals established by the Committee.
     (h) “Performance Period” means the Company’s fiscal year beginning January 1, 2010, and ending December 31, 2010.
     (i) “Plan” means the 2010 Performance Bonus Plan, as set forth herein and as may be amended from time to time.
     (j) “Participant” means an employee of the Company who is eligible to participate in this Plan.
     (k) “Targeted Bonus Payout” is the payout established by the Committee for each of the Company’s executive officers and for each pay grade.

SWIFT CORPORATION,
a Nevada corporation

By	/s/ Jerry Moyes
Title	CEO & President

SCHEDULE A
SWIFT CORPORATION
2010 PERFORMANCE BONUS PLAN — PERFORMANCE GOALS
The 2010 Performance Bonus Plan (“Plan”) establishes a bonus pool determined with regard to the Company’s Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”).
For purposes of the Plan, EBITDA means the EBITDA for the Company as defined by the Company’s Credit Agreement, for the Performance Period, as adjusted to remove the impact of restructuring charges and severance charges, for gains and losses on divestitures, discontinued operations, impairments, cancelation of debt income, stock option expense, other unusual and non-recurring items and unbudgeted material acquisitions and divestitures. All adjustments remain at the discretion of the Committee.
The specific 2010 Performance Goals, the relative weightings of each, and the payout percentages are set forth in the following table:

	Weighting	“Threshold”	“Target”	“Stretch”	“Maximum”
EBITDA ($M)	100%	$440.0	$450.0	$475.0	$500.0
Target Bonus Pool %*		50%	100%	150%	200%

*	The total payout will not exceed 200% of target. Individual target percentages will be grade-based.